Exhibit 99.1
FOR IMMEDIATE RELEASE
May 9, 2007
LIBERTY MEDIA ANNOUNCES $500 MILLION DUTCH AUCTION SELF-TENDER OFFER
ON LIBERTY INTERACTIVE SERIES A COMMON STOCK
Shares to be Purchased at Range of $23.75 to $25.75
Liberty Media Corporation (Nasdaq: LINTA) announced today that it intends to initiate a Dutch auction self-tender offer to purchase up to $500 million of its Liberty Interactive Series A common stock at a range of $23.75 to $25.75. The low end of that range represents a 0.3% discount and the high end represents an 8.1% premium to the Liberty Interactive Series A closing share price on Tuesday, May 8, 2007. Liberty Media expects to launch the offer within five business days.
The tender offer will be subject to a number of terms and conditions, which will be described in the offer to purchase to be distributed to stockholders on the date the tender offer is commenced. Liberty Media is not making a recommendation to its stockholders as to whether to tender or refrain from tendering their shares into the tender offer.
About Liberty Media Corporation
Liberty Media Corporation owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to two tracking stock groups: the Liberty Interactive group, which includes Liberty’s interests in QVC, Provide Commerce, IAC/InterActiveCorp, and Expedia, and the Liberty Capital group, which includes Liberty’s interests in Starz Entertainment, News Corporation, and Time Warner. For more information, please see www.libertymedia.com.
This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offer, including complete instructions on how to tender shares, along with the letter of transmittal and related materials, are expected to be mailed to stockholders on or about May 15, 2007. Stockholders should carefully read the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the Tender Offer Statement on Schedule TO, the offer to purchase and other documents that will be filed by Liberty with the U.S. Securities and Exchange Commission at the commission’s website at www.sec.gov. Stockholders also may obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the tender offer, by calling toll free 1-888-628-1041. Stockholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.
Contact:
Liberty Media
John Orr (720) 875-5622